Exhibit 99.3

CONTACT:	WILLIAM R. SCHLUETER - (203) 625-0770

SECURITY CAPITAL CORPORATION RECEIVES A NEW OFFER AND A REVISED OFFER TO ACQUIRE OUTSTANDING SHARES OF  SECURITY CAPITAL

Greenwich, CT — October 27, 2004 — Security Capital Corporation (AMEX: SCC) (“Security Capital”) announced today that, on October 26, 2004, it received a letter from MTN Capital Partners LLC (“MTN”) proposing that a corporation (the “Purchaser”) to be formed by MTN and its associated investors acquire all of the outstanding capital stock, including the Class A common stock, common stock and preferred stock, of Security Capital, at a price of $11.00 per share (the “MTN Transaction”), payable in cash at the closing of the MTN Transaction.  MTN’s conditions for completing the purchase include, among other things, (1) satisfactory completion of MTN’s due diligence review of Security Capital and its subsidiaries, (2) the agreement of the majority stockholder of Security Capital and its affiliates, including Brian D. Fitzgerald, to vote their Security Capital shares in favor of the MTN Transaction, (3) arrangements for committed financing to complete the MTN Transaction and (4) negotiation and execution of definitive documentation in a form acceptable to MTN which would include, but not be limited to, representations, warranties, covenants and indemnities that are usual and customary for a transaction of this type.  The MTN offer states that the Purchaser will provide equity capital for the MTN Transaction, as well as arrange appropriate financing which will consist of debt and equity capital.

Security Capital further announced that, also on October 26, 2004, and prior to the announcement of the receipt of the MTN Offer Letter, Security Capital received a letter from Robert J. Bossart, on behalf of himself, Jonathan R. Wagner, Richard T. Kurth and certain other members of the senior management team of CompManagement, Inc. (“CMI”), an indirect subsidiary of Security Capital, along with their other equity partners, making a revised offer to acquire all of the outstanding capital stock of Security Capital at a price of $10.85 per share.  Such revised offer increases the price from the $10.50 per share offer previously announced on September 10, 2004.

As announced on October 19, 2004, Security Capital also received, on October 18, 2004, a letter from Brian D. Fitzgerald, on behalf of himself, CP Acquisition, L.P. No. 1, Security Capital's majority stockholder, and certain of their respective affiliates, increasing their offer to acquire all of the outstanding shares of capital stock of Security Capital not owned by them to a price of $10.60 per share.

The Special Committee of the Board of Directors of Security Capital, in conjunction with its independent investment bank and independent legal counsel, will be considering the MTN offer, the revised CMI offer, the revised offer from the Fitzgerald group.

There is no assurance that definitive agreements between Security Capital and any other party will be executed, or, if executed, that any of the proposed transactions will be consummated.

This statement contains “forward-looking” statements within the meaning of the “safe harbor” provision of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, as described in Security Capital’s periodic reports filed with the Securities and Exchange Commission.